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                                                                    Exhibit 10-N

                                             April 12, 2004


Mr. William J. Carroll
418 Riverside Drive
Rossford, OH  43640

Dear Bill:

         This letter, when executed by both parties, shall constitute an Agreement between Dana Corporation ("Dana") and you regarding monies, benefits and other consideration that will be paid to you in connection with your retirement from employment at Dana and in return for the obligations you have assumed hereunder.

(1) Mutual Agreement. We both agree that for purposes of calculating your benefits under all Dana benefit, retirement and compensation plans, your retirement date from Dana will be deemed to be April 1, 2004.

(2) Dana's Payments. Dana will make payment to you of consideration in the aggregate amount of $933,000 to be paid in three (3) equal cash installments.

         The first installment will be paid within 30 days after the execution of this Agreement. The second installment will be paid no later than August 31, 2004, and the third and final installment will be paid no later than November 30, 2004.

         In the event of your death after the date of execution of this Agreement but before all three payments have been received, your surviving spouse (or if you have no surviving spouse, your estate) shall be entitled to receive a lump sum benefit equal to the amount of the aggregate payment that remains unpaid as of the date of your death.

(3) Payment Is in Addition to Plan Benefits. The payment described in Paragraph (2) above shall be in addition to any benefits to which you are entitled as a retiree pursuant to the provisions of any Dana retirement, benefit or compensation plan, including, without limitation, the Dana Corporation Retirement Plan ("CashPlus"), the Dana Corporation Savings and Investment Plan, the Excess Benefits Plan, the 1999 Restricted Stock Plan, the Supplemental Benefits Plan, the Stock Incentive Plan and Additional Compensation Plan.

(4) Taxes. It is anticipated that the payment described in Paragraph (2) above will not be subject to withholding of taxes of any kind and that a Form 1099 will be issued




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         for these payments. Dana, however, reserves the right to withhold taxes in the event that tax counsel of Dana's choosing should provide Dana with a legal opinion that such withholdings are required by any applicable law. Notwithstanding the foregoing, and regardless of whether Dana satisfies any withholding obligations imposed upon it by applicable law, you (or, if applicable, your spouse or your estate) shall be liable for any income or other taxes imposed on any payment made under this Letter Agreement.

(5) Unfunded Obligation. The payment described in Paragraph (2) above shall be paid by Dana out of its general assets, and shall not be funded in any manner.

(6) No Assignment. Subject to the provisions of paragraph (7), below, any attempt, voluntary or involuntary, to alienate or assign any benefit or right under this Letter Agreement, shall be null, void and of no effect.

(7) Successors. This Agreement shall be binding upon and shall inure to the benefit of (a) you and your heirs, successors and assigns, and (b) Dana and any successor of Dana including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the assets of Dana, whether by merger, consolidation, sale or otherwise, but shall not otherwise be assignable by Dana.

(8) Non-Disclosure. You shall not disclose to anyone (except your spouse, attorney, accountant or financial planner, or as required by law) any information concerning the existence or details of this Agreement, unless such disclosure is authorized in writing by Dana or Dana has previously disclosed this Agreement as required by law. You further agree to take all reasonable precautions to protect against the disclosure of the details of this Agreement to any other person (except for your spouse, attorney, accountant or financial planner, or as required by law). You acknowledge and agree that Dana may make such disclosures of this Agreement as it may determine, in its sole discretion, are required by law.

(9) Benefit Amounts Not Plan Compensation. Any amounts payable under this Letter Agreement shall not be deemed salary or other compensation for purposes of computing benefits to which you may be entitled under any Dana-sponsored pension or other employee benefits, retirement or compensation arrangement.

(10) Non-Competition; Confidentiality; Non-Solicitation and Non-Disparagement. You agree that you will not, at any time prior to March 31, 2005, without the prior written permission of Dana, directly or indirectly, whether as principal, agent, stockholder, employee, consultant or in any other capacity, engage in or have a financial interest in any of the companies referenced on Attachment A hereto or any



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         business which is owned by or affiliated with any of them; provided, however, that nothing contained herein shall preclude you from the purchase or ownership of stock in any such business, if such stock is publicly traded and your holdings do not exceed 1% of the amount of such stock at the time issued and outstanding; and provided, further, that it shall not be a violation of this Paragraph (10) should these business entities acquire a company where you are then serving as a principal, agent, stockholder, employee, consultant or in any other capacity. Both of us agree that if, in any action before any court or agency legally empowered to enforce such covenants, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed to be modified to the extent necessary to make it enforceable by such court or agency. You also agree not to solicit for employment any employee of Dana Corporation during the term of this agreement not to compete.

         You agree at all times to hold all Confidential information that you acquired during your employment with Dana in trust and confidence and not to discuss or reveal such Confidential information to any third party without the prior written consent of Dana. For purposes of this Agreement, Confidential Information shall mean all information with respect to Dana and its affiliates and their businesses (including, without limitation, their organization, technology, finances, customers, suppliers and business plans) whether or not in written or documented form and which is not available in the public domain.

         You further agree not at any time to disparage Dana or its affiliates or their respective officers and directors or otherwise make any statements or take any actions which would damage the goodwill or reputation of Dana or its affiliates, including without limitation, making statements to suppliers or customers of any of them which would damage Dana's or its affiliates' goodwill or reputation and may adversely affect their relationships with those entities.

         Dana agrees that its officers and directors will not at any time disparage you or otherwise make any statements or take any actions that would damage your goodwill or reputation.

         You and Dana expressly agree that upon a breach or violation of the foregoing restrictions in this Paragraph (10), you and Dana, in addition to all other remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction and to the recovery from the other party of court costs and reasonable attorneys' fees incurred in connection with such party's rights under this Paragraph (10) provided that such party prevails in such proceedings.



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         You acknowledge that you have agreed to the obligations set forth in this Paragraph (10) in return for the consideration set forth in this Agreement.

(11) Indemnification. In the event you are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact you were an officer or employee of Dana or served at the request of Dana as a director, officer, employee or agent of another entity, Dana will indemnify you and reimburse your expenses in connection with any such action, suit or proceeding to the same extent and subject to the same limitations as Dana would indemnify or reimburse the expenses of a then current officer of Dana in similar circumstances.

(12) Transition Services. You agree to provide transition services to Dana, on an as-needed basis, during the period of April 1, 2004 through December 3, 2004 ("Transition Services Term"). As such, you agree to perform such services for Dana as may be reasonably requested by Dana, from time to time in connection with the management transition. With respect to your services, both parties agree that you will not ordinarily render services to Dana for more than eight (8) hours in any month, during this Transition Services Term. You will not be required to provide these services at any particular location, and you may provide these services at home or by telephone or mail, or by any other means suitable to the services requested and mutually agreeable to Dana and you.

         During the Transition Services Term, you will be reimbursed for reasonable expenses for travel deemed necessary by Dana for the performance of your services to Dana.

         Dana shall pay you $300 for each hour of consulting services that you perform for Dana during the Transition Services Term.

         During the Transition Services Term, you will not be entitled to participate in any company-provided group life insurance, hospitalization, pension, incentive, salary continuation and other employee benefit plans that are available to employees of Dana or its affiliates, provided, however, that this provision shall in no way alter or affect your retirement or other benefits arising solely from your employment with Dana prior to your retirement.

         It is agreed that during the Transition Services Term you will not be an agent or employee of Dana (or its affiliates), and that you will be engaged only in an independent contractor and consultant capacity. During this period, you will be providing only such advisory services as may be requested, and you will not be


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         subject to Dana's supervision or control. Dana will not control the details and means by which you perform such services under this Agreement.

(13) Complete Release. In exchange for the obligations that Dana has assumed in this Agreement, you agree, on behalf of yourself, and on behalf of your heirs, successors, and assigns, to release Dana and all of its past, present and future owners, subsidiaries, affiliates, directors, officers, employees and representatives, and all of the respective heirs, successors, and assigns of the foregoing, and all of their employee benefit plans and plan administrators, from all claims, damages, demands and liabilities, whether heretofore asserted or not, that you might otherwise have, based on your employment with, or your retirement from Dana. This includes, but is not limited to, a release of rights or claims you may have under: (a) the AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, as amended; (b) any and all other federal, state and local laws, including but not limited to, laws prohibiting discrimination in employment on the basis of sex, race, national origin, age, disability or other invidious factor; (c) any and all theories of contract and tort law, whether based on common law or otherwise and including but not limited to theories of fraud and estoppel; and (d) any contracts or agreements whether written or oral or express or implied. This release covers both claims that you know about and those you may not know about. This release does not include, however, a release of your rights, if any, to pension, retiree health or similar benefits under Dana's retirement, benefit or compensation plan in which you were participating at the date of your retirement. We understand that you specifically do not waive or release any rights that may arise after the date you sign this Agreement.

         Notwithstanding anything to the contrary in this Agreement, Executive is not releasing:

                  1. Any continuing obligations or liabilities of Dana created by or referenced in this Agreement, including the payments to be made under Paragraph (2) and any benefits to which Executive is entitled to as a retiree as referenced in Paragraph (3).

                  2. The right to be indemnified as an officer or employee of Dana pursuant to the Virginia Stock Corporation Act, or the Bylaws or Articles of incorporation of Dana now or hereafter in existence.

                  3.       The right to enforce this Agreement.

         You further agree not to sue Dana or any of its past, present and future owners, subsidiaries, affiliates, directors, officers, employees and representatives, or any of



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         the respective heirs, successors and assigns of the foregoing, and any of their employee benefit plans and plan administrators, based, in whole or in part, on any claims related to your employment with Dana or the termination of that employment and your retirement.

         You acknowledge that you have been given a period of 21 days from the date of this Agreement to review and consider this Agreement, including this Paragraph (13) before signing it. You understand that you may use as much of this 21-day period as you wish prior to signing this Agreement. In addition, you are encouraged to consult with an attorney of your choice before signing this Agreement. You understand that whether you sign this Agreement is your decision.

         You may revoke your acceptance of this Agreement including the release language contained in this Paragraph by delivering a written notice of revocation to the Vice President of Human Resources for Dana, at the letterhead address within 7 days of signing this Agreement. If you revoke your acceptance of this Agreement, it shall not be effective or enforceable, and you will not receive the benefits described in this Agreement.

(14) Entire Agreement; Severability; Voluntariness. Upon execution, this Agreement supersedes all earlier agreements between Dana (or its affiliates) and you with respect to the matters covered herein and all of the understandings between you and Dana (or its affiliates) regarding your employment and your retirement shall be those set forth in this Agreement. You acknowledge and agreed that Dana has made no promises to you in consideration for your entering into this Agreement other than those expressly set forth in this Agreement.

         The provisions of this Agreement shall be severable, and the invalidity of any provision shall not affect the validity of the other provisions.

         You acknowledge and agree that your decision to execute this Agreement:
         (a) was entirely voluntary on your part; (b) was not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein; and (c) did not result from any threats or other coercive activities to induce acceptance of this Agreement.

(15) Restricted Stock; Stock Options; Additional Compensation; Perquisites. The 20,000 shares of restricted stock award granted to you on October 21, 2003 will be vested by action of the Compensation Committee as soon as practicable at such time as we mutually agree based on legal and tax considerations. Further, the



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         18,000 shares of the total restricted stock grant that was made on
         February 12, 2001 will vest as of your retirement date in accordance with your Restricted Stock Agreement for such grant. Distribution of these shares to the Executive (which shall mean both the 20,000 share grant and the 18,000 shares of the February 12, 2001 grant) will occur as soon as practicable but in no event later than October 31, 2004. Prior grants of Restricted Stock on July 20, 1997 will be distributed in accordance with the Executive's prior election.

         You will also have the rights of a retiree as to stock options that have previously been granted to you. All such options will be exercisable no later than the first to occur of the expiration date of each specific option grant and the date that is 60 months after your date of retirement.

         Any additional compensation that had been earned and deferred by Executive under the Dana Corporation Additional Compensation Plan shall be distributed to him in a lump sum cash payment in 2004.

         Dana will pay the cost of any tax, estate and financial planning services that you incur rendered by individuals or entities referenced on Attachment B hereto through December 31, 2004, except that tax services rendered pursuant to this provision shall mean services related to the tax year ending December 31, 2004. Your entitlement to reimbursements for the above-described perquisites will be governed by the terms of those perquisites as applied to similarly situated retirees. Statements for these services may either be forwarded by Executive to Dana or direct billed to Dana.

         You will be permitted to retain the use of your current company vehicle and gas card through June 30, 2004 and shall have the option at that time to purchase your company car for its fair market value, as determined under existing Dana procedures.

(16)     Additional Payment. In addition to the payments described in paragraph
         (2) above, you will also be entitled to a payment of $10,000 payable within 30 days after the execution of this Agreement. The additional payment described in this Paragraph (16) will be made to you to encourage and facilitate legal review by counsel of your choosing. We encourage you to seek the review of legal counsel prior to the execution of this Agreement. You acknowledge that you have had ample opportunity to fully discuss the terms of this Agreement with counsel.

(17) No Admission. It is expressly understood and agreed by entering this Agreement, neither of the parties hereto are admitting any wrongdoing or liability.



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(18)     Amendment. This Agreement cannot be amended or modified in any respect, except by a subsequent written agreement entered into by both parties hereto.

(19) Applicable Law. This Agreement shall be construed in accordance with applicable federal law and, to the extent not preempted thereby, the laws of the State of Ohio.

         Please indicate your acceptance of the terms of this Agreement by signing in the signature space provided below and returning the signed letter to Dana.

                                          Very truly yours,

                                          DANA CORPORATION

                                          /s/    Richard W. Spriggle
                                          --------------------------------
                                                 Richard W. Spriggle
                                          Vice President - Human Resources

Accepted & Agreed:

/s/ William J. Carroll
-------------------------------
William J. Carroll
Executive

Date:  April 29, 2004








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